Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is entered into by and between Blucora, Inc., a Delaware Corporation, (the “Company”) and Eric Emans (“Consultant”), as of the 25th day of October, 2017 and is to be effective as of November 2, 2017 (the “Effective Date”). The Company and Consultant shall be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Consultant was employed by the Company as its Chief Financial Officer pursuant to the Amended and Restated Employment Agreement dated January 6, 2015, as amended by Amendment No. 1 to Amended and Restated Employment Agreement by and between Blucora and Eric M. Emans dated January 22, 2016, and Amendment No. 2 to Amended and Restated Employment Agreement by and between Blucora and Eric M. Emans dated October 25, 2016 (the “Employment Agreement”).
Consultant’s employment pursuant to the Employment Agreement will terminate effective November 1, 2017, pursuant to Section 6(e) of the Employment Agreement.
The Company wishes to utilize certain services which can be performed by Consultant, and Consultant can provide and desires to render to the Company such services, and the Parties agree that it would be to their mutual advantage to execute this Consulting Agreement and thereby define the terms and conditions which shall control the rendering of services provided to the Company by Consultant.
Except as explicitly modified by this Consulting Agreement (i) Consultant will be entitled to all of the payments and benefits provided for in Section 6(e) of the Employment Agreement in addition to the consideration provided for in this Consulting Agreement; and (ii) the terms of the Employment Agreement will survive the termination of the Employment Agreement to the extent their survival is intended to survive such termination as provided for in the Employment Agreement.
In consideration of the promises and mutual covenants in this Consulting Agreement, the Company and Consultant agree as follows:

I.	SERVICES TO BE PROVIDED BY CONSULTANT

A.    Description of Services.
i.    Consultant agrees to provide various services relating to the Company’s financial and tax needs and requirements, and to perform for the Company such other services requested from time to time by the Company’s Chief Executive Officer (“CEO”) or the CEO’s designee during the Term (as defined below). Consultant shall (i) cooperate fully and provide assistance, at the request of the Company, in the orderly transitioning of Consultant’s duties and responsibilities to such other persons as the Company shall designate, (ii) transfer or otherwise make available to employees designated by the Company all of Consultant’s knowledge and experience regarding the Services and the Company; and (iii) accomplish a smooth transition of Consultant’s responsibilities to any successors. In addition to the specific duties and responsibilities set forth above, Consultant shall fulfill any other duties or responsibilities reasonably requested by the Company. The services to be performed by Consultant as set forth in this Section are referred to collectively as the “Services”. In performing the Services, Consultant shall not be involved in setting Company policy.

ii.    The Consultant shall report directly to the Company’s CEO. Consultant agrees that Consultant shall from time to time during the Term keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant shall, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.
iii.    The Company shall provide Consultant an office in Bothell, Washington, and a laptop, but Consultant shall provide all other equipment to perform the Services. Consultant agrees to travel to the Company’s headquarters located at 6333 State Highway 161, Irving, Texas 75038 or at such other locations as shall be designated by the Company from time to time for one leadership team meeting per month and on an as-needed basis. Consultant agrees to make himself reasonably available by cellular phone during the Term. The Company shall be responsible for all of Consultant’s travel and related expenses associated with rendering the Services, but only in accordance with the Company’s existing policies and procedures on travel and other expense reimbursements. Consultant shall abide by any and all applicable laws and regulations related to the performance of the Services.
B.    Consultant’s Standard of Care. Consultant shall perform such Services in a diligent, trustworthy, and business-like manner in compliance with all applicable laws and regulations, the Company’s policies (including insider-trading policies) and in accordance with this Consulting Agreement.
C.    Company’s Reliance. The Company is entering into this Consulting Agreement in reliance on Consultant’s special and unique abilities in rendering the Services. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience, and the ability to properly perform the Services.
D.    Representations by Consultant. Consultant represents to the Company that Consultant is under no contractual, legal or fiduciary obligation or burden that reasonably may be expected to interfere with Consultant’s ability to perform the Services in accordance with the Consulting Agreement’s terms, including without limitation any agreement or obligation to or with any other company.
E.    Nature of Relationship Between Parties. Consultant will render the Services in this Consulting Agreement as an independent contractor. Except as otherwise specifically agreed to by the Company in writing, Consultant will have no authority or power to bind the Company with respect to third parties and Consultant shall not represent to third parties that Consultant has authority or power to bind the Company. It is not the intention of the Parties to this Consulting Agreement to create, by virtue of this Consulting Agreement, any employment relationship, trust, partnership, or joint venture between Consultant and the Company or any of its affiliates or subsidiaries, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

II.	COMPENSATION FOR SERVICES

A.    Consultant Fee. As full compensation for the Services rendered pursuant to the Consulting Agreement, the Company shall pay Consultant a rate of $50,500 per month (“Monthly Rate”) during the Term and a fee of $550,000 upon termination of the Consulting Agreement and all Services on February 28, 2018, or such date thereafter as may be agreed upon by the parties for completion of Services, for any reason (“Final Fee”, and together with the Monthly Rate, the “Consultant Fee”), provided the Consultant presents necessary and appropriate documentation detailing the Services performed or as requested by the Company. The Consultant Fee shall be payable in accordance with the Company’s standard accounting practices, and no later than (i) with respect to the Monthly Rate, thirty (30) days following the end of the month in which the Services are rendered, and (ii) with respect to the Final Fee, thirty (30) days following the end of the month in which the Consulting Agreement terminates. In addition to the Consultant Fee, and notwithstanding Section 6(e)(iii)(B) of the Employment Agreement, as additional compensation for the Services, the Company agrees, in addition to the extension of the exercise period for the stock options covered by Section 6(e)(iii)(B) of the Employment Agreement, to take all commercially reasonable actions to provide that any outstanding stock options with respect to the Company’s common stock held by Consultant as of the date of this agreement, to the extent vested either pursuant to their respective vesting schedules or pursuant to the acceleration of vesting provided for in Section 6(e)(iii)(A) of the Employment Agreement, shall remain exercisable until the first to occur of June 30, 2019, or each such stock option’s original expiration date.
B.    Attorneys Fees. The Company shall pay or reimburse Consultant for the reasonable attorney or professional fees incurred by Consultant in connection with the review of the Consulting Agreement and any related documents, up to a maximum of $10,000.00, provided that Consultant provides the Company an invoice documenting such attorneys or professional fees. Such payment will be made promptly following the date the Consulting Agreement is executed.
C.    Sole Payment. The Consultant Fee constitutes the sole compensation to which Consultant shall be entitled for performance of the Services pursuant to the Consulting Agreement. Except as set forth in this Consulting Agreement, Consultant shall not receive, and shall have no entitlement to, any further or other compensation and/or benefits in connection with this Consulting Agreement or the Services. In the event of the death or disability of Consultant, he or his heirs shall be entitled to payment of the Final Fee. If such death or disability occurs prior to February 28, 2018, the Final Fee payable to Consultant or his heirs will be reduced on a pro rata basis through the last date worked.
D.    No Benefits. Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Consultant shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits; provided, however, that Consultant will not be required to work holidays recognized by the Company or days as agreed by Consultant and the CEO.
E.    No Workers’ Compensation. Consultant understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering Consultant.

III.	PAYMENT OF TAXES AND INDEMNIFICATION

A.    Federal, State, and Local Taxes. Neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant shall not be an employee of the Company with respect to the Services performed under this Consulting Agreement for federal, state, or local tax purposes.
B.    Notices to Consultant About Tax Duties And Liabilities. Consultant understands that Consultant is responsible for paying, according to the applicable law, Consultant’s income taxes. The Parties agree that any tax consequences or liability arising from the Company’s payments to Consultant shall be the sole responsibility of Consultant. Should any state or federal taxing authority determine that any of the payments under Section II constitute income subject to withholding under any federal or state law, then Consultant agrees to indemnify and hold the Company harmless for any and all tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees as a result of or related to any such determination.

C.    Indemnification and Insurance by the Company. Provided that Consultant is in compliance with this Consulting Agreement, the Company shall list Consultant as additional insured on its Directors and Officer’s insurance policy and shall indemnify and hold harmless Consultant from and against all losses, judgments, damages, expenses (including reasonable attorneys fees and costs provided that the Company consents to Consultant’s attorneys which consent shall not be unreasonably withheld), liabilities, judgments, and amounts paid in settlement (collectively “Damages”) incurred by or asserted against Consultant arising from Consultant’s performance of the Services, except for any Damages arising from any act(s) that was caused by Consultant’s dishonesty, willful misconduct, or gross negligence in performing the Services.
D.    Cooperation. Consultant agrees to cooperate and provide reasonable assistance, at the request of the Company, in any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Consultant worked on or had responsibility for the Company. Consultant also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company. This includes, but is not limited to, testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any litigation, investigation, claims or other disputed items involving the Company that relate to matters within Consultant’s knowledge or responsibility during Consultant’s employment. Specifically, Consultant agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; and (iii) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Consultant acknowledges and understands that Consultant’s obligations of reasonable cooperation under this Section III.D are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. Consultant shall receive no additional compensation for time spent assisting the Company pursuant to this Section III.D other than the compensation provided for in this Consulting Agreement, provided that Consultant shall be entitled to be reimbursed for any reasonable out-of-pocket expenses incurred in fulfilling Consultant’s obligations pursuant to subsections (i) and (ii) above. Nothing in this Section III.D is intended to interfere with Consultant’s right to engage in the conduct set forth in Section IV.A(ii)(c).

IV.	CONFIDENTIALITY

A.    Confidentiality.
i.    Confidential Information. Consultant acknowledges that during Consultant’s engagement with the Company, the Company shall provide Consultant otherwise prohibited access to Confidential Information, which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company. For purposes of this Consulting Agreement, “Confidential Information” includes, all trade secrets and confidential and proprietary information of the Company, including, but not limited to: (A) financial models, business plans or processes, strategies (including, without limitation, economic and market research selection and analysis strategies and business development and market segment exploitation strategies), tactics, policies, resolutions, processes, inventions, patents, trademarks, trade secrets, know how, patent or trademark applications and other intellectual property, (B) information regarding litigation or negotiations, (C) any marketing information, sales or product plans, prospects and market research data relating to the business, (D) financial information, cost and performance data and any debt arrangements, equity ownership or securities transaction information, (E) technical information, technical drawings and designs, (F) personnel information, personnel lists, resumes, personnel data, organizational structure, compensation and performance evaluations, (G) customer, consumer,

Consultant or supplier information, including but not limited to any data regarding any current, prospective or former customers, consumers, consultants or suppliers of Company, (H) information regarding the existence or terms of any agreement or relationship between the Company or any of its subsidiaries or affiliates and any other party, (I) information subject to Section 628 of the Fair Credit Reporting Act and any regulations or guidelines thereunder and (J) any other information of whatever nature, including, without limitation, information which gives to the Company or any of its subsidiaries or affiliates an opportunity to obtain an advantage over its competitors who or which do not have access to such information. Confidential Information shall not include: (1) information which is or becomes (through no improper action or inaction by Consultant) generally available to the public, (2) information that was in Consultant’s possession or known by him prior to his relationship with the Company or any of its subsidiaries or affiliates; or (3) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act, or a violation of this Consulting Agreement or any other agreement between the Company and such third party. Consultant will have the obligation to prove, with competent evidence, the existence of one of the foregoing exclusions. Confidential Information, whether prepared or compiled by Consultant or the Company or furnished to Consultant at any time by the Company or in connection with Consultant’s work for the Company, shall be the sole and exclusive property of the Company, and none of such Confidential Information or copies thereof shall be retained by Consultant. Consultant agrees not to dispute, contest, or deny any such ownership rights either during or after Consultant’s engagement with the Company. Consultant acknowledges that the Company does not voluntarily disclose Confidential Information, but rather takes precautions to prevent dissemination of Confidential Information beyond those individuals, such as Consultant, entrusted with such information. Consultant further acknowledges that the Confidential Information: (i) is entrusted to Consultant because of Consultant’s engagement with the Company; and (ii) is of such value and nature as to make it reasonable and necessary for Consultant to protect and preserve the confidentiality and secrecy of the Confidential Information. Consultant acknowledges and agrees that the Confidential Information is proprietary to and a trade secret of the Company and, as such, is a valuable, special and unique asset of the Company, the unauthorized use or disclosure of which will cause irreparable harm, substantial injury and loss of profits and goodwill to the Company.
ii.    Non-Disclosure.
a.    In exchange for the Company’s agreement to provide Consultant with Confidential Information and to protect the Company’s legitimate business interests, Consultant agrees to preserve and protect the confidentiality of all Confidential Information. Consultant agrees that during the Term of this Consulting Agreement and at any time thereafter: (A) Consultant shall hold all Confidential Information in the strictest confidence, take all reasonable precautions and steps to safeguard all Confidential Information and prevent its wrongful use by or wrongful or inadvertent disclosure or dissemination to any unauthorized person or entity, and follow all policies and procedures of the Company protecting or regarding the Confidential Information; and (B) without prior written authorization of the General Counsel of the Company, Consultant shall not, directly or indirectly, use for Consultant’s own account, use for any other purpose, disclose to anyone, publish, exploit, destroy, copy or remove from the offices of the Company, nor solicit, allow or assist another person or entity to use, disclose, publish, exploit, destroy, copy or remove from the offices of the Company, any Confidential Information or part thereof, except: (1) as necessary in the proper performance of the Services and for the benefit of the Company; or (2) as otherwise permitted or required by law. Consultant shall immediately notify the General Counsel if Consultant learns of or suspects any actual or potential unauthorized use or disclosure of Confidential Information concerning the Company.
b.    During the Term of this Consulting Agreement, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of Consultant’s engagement with the Company and in accordance with the Company’s agreement with such third party.
c.    Notwithstanding any other provision of this Consulting Agreement, (i) Consultant may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Consultant or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Consultant to divulge, disclose or make accessible such information; and (ii) nothing in this Consulting Agreement is intended to interfere with Consultant’s right to (A) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (B) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (C) file a claim or charge with any governmental agency or entity; or (D) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, Consultant may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.
d.    Consultant is hereby notified that 18 U.S.C. § 1833(b)(1) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
iii.    Standstill. Consultant agrees that, during the Term and for a period of two (2) years following the expiration of the Term, neither the Consultant nor any of Consultant’s agents or affiliates will in any manner, directly or indirectly, without the prior written consent of the Company: (i) acquire, offer to acquire or agree to acquire any securities of the Company with the intent to engage in a control transaction of the Company, control voting over the Company or effect a “change of control” of the Company within the meaning of Section 13(d)(3) of the Exchange Act; (ii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company; (iii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the United States Securities and Exchange Commission), seek to advise or influence any person with respect to the voting of, any securities of the Company; or (iv) otherwise act, alone or in concert with others, to seek to control or influence the management, the Company’s Board of Directors or policies of the Company (other than as expressly contemplated by the provision of advisory services under this Consulting Agreement). Consultant will promptly, but in any event within two (2) business days, provide notice to the Company in the event any third party solicits the Consultant for the purpose of assisting such third party or any other party in connection with any of the activities set forth in this Section IV.A(iii).
B.    Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to Consultant and other consideration set forth in this Consulting Agreement, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to Consultant, and (iii) access to the Company’s customers and clients, to protect the Company’s Confidential Information and business goodwill of the Company, Consultant agrees to the following restrictive covenants:
i.    Non-Competition. Consultant agrees that during the Term and for a period through April 20, 2019 (the “Restricted Period”), other than in connection with Consultant’s performance of the

Services, Consultant shall not, and shall not use any Confidential Information to, without the prior written consent of an officer of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, (i) control, manage, operate, establish, take steps to establish, lend money to, invest in, solicit investors for, or otherwise provide capital to, or (ii) become employed by, join, perform services for, consult for, do business with or otherwise engage in any Competing Business within the Restricted Area. For purposes of this Consulting Agreement, given the scope of Confidential Information to be provided to Consultant and the Services to be performed by the Consultant, “Restricted Area” means the United States, and any other geographic area for which Consultant performed any Services or about which Consultant received Confidential Information. For purposes of this Consulting Agreement, “Competing Business” means H&R Block, Intuit and any other business, individual, partnership, firm, corporation or other entity that is competing or that is preparing to compete with any aspect of the Company’s business, which includes, but is not limited to (a) tax preparation and tax preparation-related products and services provided to consumers and small businesses, and to or through tax professionals; (b) investment and insurance products or services, and related advice and brokerage services, provided to or through tax professionals or in conjunction with tax preparation services, and (c) any other business the Company engages in or develops during the Term.
ii.    Non-Recruitment. Consultant agrees that for a period of twelve (12) months after the Term terminates for any reason (the “Restricted Time”, and collectively with the Restricted Period, the “Restricted Covenant Period”) during the Restricted Time, other than in connection with Consultant’s duties for the Company, Consultant shall not, and shall not use any Confidential Information to, on behalf of Consultant or on behalf of any other person or entity, directly or indirectly, hire, solicit or recruit, or attempt to hire, solicit or recruit, or encourage to leave or otherwise cease his/her employment or engagement with the Company, any individual who is an employee or independent contractor of the Company as of the date of this Consulting Agreement.
iii.    Non-Solicitation. Consultant agrees that during the Restricted Time, other than in connection with Consultant’s duties for the Company, the Consultant shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, solicit business from, interfere with, or induce to curtail or cancel any business or contracts with the Company, or attempt to solicit business with, interfere with, or induce to curtail or cancel any business or contracts with the Company, or do business with any actual or prospective customer, client, vendor or supplier of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) Consultant contacted, called on, serviced or did business with during Consultant’s employment with the Company; (2) Consultant learned of as a result of Consultant’s employment with the Company; or (3) about whom Consultant received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company or any affiliate thereof as of the date of this Consulting Agreement.
iv.    Non-Disparagement. Consultant agrees that the Company’s goodwill and reputation are assets of great value to the Company, which have been obtained and maintained through great costs, time and effort. Therefore, Consultant agrees that Consultant shall not make, publish or otherwise transmit any false or disparaging statements, whether written or oral, regarding the Company or its current or former officers, directors, executives, employees, consultants, products, business or business practices. A violation or threatened violation of this Section IV.B(iv) may be enjoined by the courts. The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law. Nothing in this Section IV.B(iv) restricts or prevents Consultant from providing truthful testimony as required by court order or other legal process or is intended to interfere with Consultant’s rights set forth in Section IV.A(ii)(c).
v.    Tolling. If Consultant violates any of the restrictions contained in this Section IV, the Restricted Covenant Period shall be suspended and shall not run in favor of Consultant until such time that Consultant cures the violation to the satisfaction of the Company and the period of time in which Consultant is in breach shall be added to the Restricted Covenant Period applicable to such covenant(s).
vi.    Reasonableness. Consultant hereby represents to the Company that Consultant has read and understands, and agrees to be bound by, the terms of Section IV. Consultant understands that the covenants in Section IV may limit Consultant’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Covenant Period, but Consultant acknowledges that Consultant shall receive Confidential Information, as well as sufficiently high remuneration from the Company to justify such restrictions. Consultant acknowledges that the geographic scope and duration of the restrictions and covenants contained in Section IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) Consultant’s access to Confidential Information and contact with the business in the Restricted Area; and (iii) the amount of compensation and Confidential Information that Consultant is receiving in connection with Consultant’s employment with the Company. It is the desire and intent of the Parties that the provisions of Section IV be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, Consultant and the Company hereby waive any provision of applicable law that would render any provision of Section IV invalid or unenforceable.
vii.    Notice. If Consultant, in the future, seeks or is offered employment, or any other position or capacity with another company or entity, Consultant agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section IV. The Company shall be entitled to advise such person or subsequent employer of the provisions of Section IV and to otherwise deal with such person to ensure that the provisions of Section IV are enforced and duly discharged.
viii.    Supersede Restrictive Covenants in Employment Agreement. The restrictive covenants provided for in this Section IV.B supersede and replace in their entirety the restrictive covenants provided for in the Employment Agreement including without limitation the restrictive covenants provided for in Section IV of Supplementary Terms of Employment incorporated in the Employment Agreement pursuant to Section 9 of the Employment Agreement.
C.    Agreement to Return Company Property/Documents. Consultant agrees that (i) Consultant shall not remove, copy, alter, destroy, deface, damage or delete any property or information of the Company, in whatever form or media, whether or not embodying or recording any Confidential Information, and all copies thereof whether or not the original was deleted or destroyed, except in the proper performance of the Services or as otherwise permitted pursuant to this Consulting Agreement or applicable law or regulation as set forth in Section IV.A(ii)(c) and Section IV.A(ii)(d); and (ii) at any time upon the request of the Company or immediately upon termination of the Consulting Agreement for any reason, Consultant will promptly return to the Company all property or information of the Company, including, without limitation, Confidential Information, any Company-issued equipment or devices, documents, files, records, reports, materials, e-mail, electronic or magnetic recordings or data, including all copies thereof (in electronic or hard copy format), which belong to the Company or which relate to the Company’s business and which are in Consultant’s possession, custody or control, whether prepared by Consultant or others. If at any time after the termination of Consultant’s engagement for any reason, Consultant or the Company determines that Consultant has any Company property or information in Consultant’s possession, custody or control, Consultant shall immediately return all such property or information, including all copies and portions thereof, to the Company.
D.    Remedies. Consultant acknowledges that the restrictions contained in this Section IV, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company, and that money damages would not be a sufficient remedy to the Company for any such breach or threatened breach. Therefore, Consultant agrees that the Company shall be entitled to a temporary restraining order and injunctive relief restraining Consultant from the commission of any breach or threatened breach of Section IV, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from Consultant damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to any breach or threatened breach of this Consulting Agreement and enforcement of this Consulting Agreement. Nothing contained in this Consulting Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The existence of any claim or cause of action by Consultant against the Company, whether predicated on this Consulting Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictions contained in Section IV or preclude injunctive relief.

V.	PERIOD OF AGREEMENT; TERMINATION

A.    Period. This Consulting Agreement is effective from the Effective Date and shall continue through February 28, 2018 unless extended in writing by mutual consent of the Parties (the “Term”),. This Consulting Agreement governs all Services performed by Consultant for the Company during the Term of this Consulting Agreement. The Company may terminate this Consulting Agreement for any reason, at any time, upon thirty (30) days’ prior written notice to Consultant; provided however, if this Consulting Agreement is terminated prior to February 28, 2018 for any reason, the Monthly Payment shall continue to be paid in accordance with Section II.A through the end of the Term and, upon such termination, the Final Payment will be payable as provided in Section II.A. If this Consulting Agreement is terminated, and the Parties fail to execute a new Consulting Agreement, all Services will be discontinued as of the date of such termination; provided, however, Consultant shall use Consultant’s best efforts to complete all Services commenced prior to such termination at the discretion of the Company.
B.    Survival. The provisions set forth in Section III.B, Section III.C, Section III.D, and Section IV shall survive termination of this Consulting Agreement, regardless of the reason(s) for termination. In addition, all provisions of this Consulting Agreement, which expressly continue to operate after the termination of this Consulting Agreement, shall survive the Consulting Agreement’s termination.

VI.	MISCELLANEOUS PROVISIONS

A.    Notices. Any notice or other communication required, permitted or desired to be given under this Consulting Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile or electronic mail on a business day before noon, CST; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Consultant:	Last Payroll Address on File

If to the Company:	Ann J. Bruder
Chief Legal Officer
6333 N. State Hwy 161, 6th Floor
Irving, TX 75038

B.    Reformation. The Parties agree that in the event any of the terms, provisions or restrictions contained in this Consulting Agreement, or any part thereof, shall be held by any court of competent jurisdiction to be effective in any particular area or jurisdiction only if said term, provision, or restriction is modified to limit its duration or scope, then the court shall have such authority to so reform the term, provision or restriction and the Parties hereto shall consider such term, provision or restriction to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the term, provision or restriction contained herein shall remain in full force and effect as originally written.
C.    Severability. In the event any court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental regulatory or administrative agency or authority holds any provision of this Consulting Agreement to be invalid, illegal or unenforceable under applicable law, in whole or in part, such invalid, illegal or unenforceable portion(s) shall be limited or excluded from this Consulting Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.
D.    Binding Effect of Agreement and Assignment. This Consulting Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, legal representatives, and permitted assigns (if any). By entering into this Consulting Agreement, the Company is relying on the unique services of Consultant; services from another company or contractor will not be an acceptable substitute. Except as provided in this Consulting Agreement, Consultant may not assign this Consulting Agreement or any of the rights or obligations set forth in this Consulting Agreement without the explicit written consent of the Company. Any attempted assignment by Consultant in violation of this paragraph shall be void. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company, without Consultant’s consent and without advance notice.
E.    Waiver. The failure of either Party to insist in any one or more instances upon performance of any terms or conditions of this Consulting Agreement shall not be construed as a waiver of future performance of any such term or condition, but the obligations of either Party with respect thereto shall continue in full force and effect. No waiver of any breach of this Consulting Agreement shall be construed to be a waiver as to succeeding breaches and no waiver of any provisions of this Consulting Agreement shall constitute a waiver of any other provision of this Consulting Agreement. The breach by one party to this Consulting Agreement shall not preclude equitable relief, injunctive relief or the obligations in Section IV.
F.    Controlling Law and Venue. This Consulting Agreement shall be governed by and construed under the laws of the State of Texas, without regard to any applicable conflict of law or choice of law rules. Venue of any dispute arising out of or in connection with, or in any way related to this Consulting Agreement shall be in a state district court of competent jurisdiction in Dallas County, Texas, or the United States District Court for the Northern District of Texas. Consultant consents to personal jurisdiction of the state district courts of Dallas County, Texas and to the United States District Court for the Northern District of Texas for any dispute arising out of or in connection with, or in any way related to this Consulting Agreement, and agrees that Consultant shall not challenge personal jurisdiction in such courts. Consultant waives any objection that Consultant may now or hereafter have to the venue or jurisdiction of any proceeding in such courts or that any such proceeding was brought in an inconvenient forum (and agrees not to plead or claim the same).
G.    WAIVER OF JURY TRIAL. WITH RESPECT TO ANY DISPUTE BETWEEN CONSULTANT AND THE COMPANY ARISING OUT OF OR IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS CONSULTING AGREEMENT, CONSULTANT AGREES TO RESOLVE SUCH DISPUTE(S) BEFORE A JUDGE WITHOUT A JURY. CONSULTANT HAS KNOWLEDGE OF THIS PROVISION, AND CONTINUES TO PROVIDE SERVICES TO THE COMPANY THEREAFTER, HEREBY WAIVING CONSULTANT’S RIGHT TO TRIAL BY JURY AND AGREES TO HAVE ANY DISPUTE(S) ARISING BETWEEN THE COMPANY AND CONSULTANT ARISING OUT OF OR IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS CONSULTING AGREEMENT RESOLVED BY A JUDGE OF A COMPETENT COURT IN DALLAS COUNTY, TEXAS, SITTING WITHOUT A JURY.
H.    Entire Agreement. This Consulting Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and fully supersedes any and all prior and contemporaneous agreements, understanding and/or representations between the Parties, whether oral or written, pertaining to the subject matter of this Consulting Agreement. No oral statements or prior written material not specifically incorporated in this Consulting Agreement shall be of any force and effect, and no changes in or additions to this Consulting Agreement shall be recognized, unless incorporated in this Consulting Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Consulting Agreement must be signed by all Parties to this Consulting Agreement. Notwithstanding the foregoing, nothing in this Consulting Agreement will affect the Company’s obligations to Consultant pursuant to Section 6(e) of the Employment Agreement as modified explicitly by this Consulting Agreement.
I.    Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Consulting Agreement, Consultant specifically disclaims that Consultant is relying upon or has relied upon any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Consulting Agreement. The Parties represent that they relied solely and only on their own judgment in making the decision to enter into this Consulting Agreement.
J.    Voluntary Agreement. Consultant acknowledges that Consultant has had an opportunity to consult with an attorney or other counselor (at Consultant’s own cost) concerning the meaning, import, and legal significance of this Consulting Agreement, and Consultant has read and understands this Consulting

Agreement, as signified by Consultant’s signature hereto, and Consultant is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

K.    Execution in Multiple Counterparts. This Consulting Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

{Signature Page Follows}

By their signatures below, the Parties certify that they have read and understand the above Consulting Agreement and agree to its terms:

CONSULTANT:	Signature: /s/ Eric Emans
Printed Name: Eric Emans
Date: October 25, 2017

THE COMPANY:	BLUCORA, INC.
Signature: /s/ Ann J. Bruder
Printed Name: Ann J. Bruder
Title: Chief Legal Officer and Secretary
Printed Name: Ann J. Bruder